Exhibit 4.12

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of the date of this Annual Report on Form 10-K, Diffusion Pharmaceuticals Inc. (“we,” “our,” “us” or the “Company”) had the following class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

Common Stock, par value $0.001 per share

The following description is based on relevant portions of the Delaware General Corporation Law (the “DGCL”) and our Certificate of Incorporation, as amended (the “Certificate of Incorporation”). This summary is a description of the material terms of, and is qualified in its entirety by, reference to our Certificate of Incorporation, a copy of which is filed as an exhibit to our previous filings with the SEC and incorporated by reference to the Annual Report on Form 10-K of which this Description of Securities is attached as an exhibit.

Authorized. We are authorized to issue 1,000,000,000 shares of common stock, of which 33,480,365 shares were issued and outstanding as of March 12, 2020. We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. At all meetings of the stockholders, except where otherwise provided by law, our Certificate of Incorporation or our Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum for the transaction of business. Except as otherwise provided by law or by our Certificate of Incorporation or our Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by law, our Certificate of Incorporation or our Bylaws, directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote generally on the election of directors.

Dividends. Subject to limitations under Delaware law and any preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to any prior rights of any preferred stock then outstanding.

Fully Paid and Non-assessable. All shares of our outstanding common stock are fully paid and non-assessable and any additional shares of common stock that we issue will be fully paid and non-assessable.

Other Rights and Restrictions. Holders of common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and our Bylaws do not restrict the ability of a holder of common stock to transfer the holder’s shares of common stock.

Listing. Our common stock is quoted on the Nasdaq Capital Market under the symbol “DFFN.” As of March 12, 2020, there were [___] record holders of our common stock.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts, telephone number: 1-800-942-5909.

Anti-Takeover Provisions

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.